Exhibit 99.2

Contact:

William B. Boni

VP, Investor Relations/

Corp. Communications

Minerva Neurosciences, Inc.

(617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA NEUROSCIENCES ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

WALTHAM, Mass., June 14, 2016 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company, today announced the pricing of an underwritten public offering of 5,263,158 shares of its common stock at a price to the public of $9.50 per share. Proceeds to Minerva from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $50.0 million. The offering is expected to close on or about June 17, 2016, subject to customary closing conditions.

Jefferies LLC is acting as the sole book-running manager for the offering. JMP Securities LLC is acting as lead manager for the offering. Minerva has granted the underwriters a 30-day option to purchase up to an additional 789,473 shares of common stock, on the same terms and conditions.

Minerva intends to use the net proceeds from the offering, together with its existing cash and investments, to fund part of the continued clinical development of MIN-101, MIN-117, MIN-202 and MIN-301, and for working capital and general corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-205764) that was filed with the United States Securities and Exchange Commission (“SEC”) on July 21, 2015 and that was declared effective by the SEC on July 27, 2015. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus, when available, may also be obtained by request at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 821-7388, e-mail: Prospectus_Department@Jefferies.com.

The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products to treat CNS diseases. Minerva’s proprietary compounds include: MIN-101, which has completed Phase IIb development for schizophrenia; MIN-202 (JNJ-42847922), which has completed Phase IIa and Phase Ib clinical trials in insomnia and MDD, respectively; MIN-117, which has completed Phase IIa development for MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.”

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Minerva Neurosciences, Inc., including statements about the anticipated closing of Minerva’s public offering, anticipated use of proceeds and plans and prospects for Minerva and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, uncertainties inherent in the initiation of future clinical trials and such other factors as are set forth in the risk factors detailed in Minerva’s Quarterly Report on Form 10-Q filed with the SEC on May 3, 2016 under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Minerva’s views as of the date hereof. Minerva anticipates that subsequent events and developments will cause Minerva’s views to change. However, while Minerva may elect to update these forward-looking statements at some point in the future, Minerva specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Minerva’s views as of any date subsequent to the date hereof.